Exhibit 99.1

		Press Release
Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Julie Rakes
703.720.2455	703.720.2455	804.284.5800

FOR IMMEDIATE RELEASE: September 23, 2008

Capital One Affirms 2008 Expectations

Expects to build allowance for loan losses by approximately $200 million in the third quarter

McLean, Va. (September 23, 2008) – Capital One Financial Corporation (NYSE: COF) today affirmed its 2008 financial expectations, as originally articulated in the Second Quarter 2008 Earnings Presentation dated July 17, 2008.

For 2008:

The company expects a low single-digit decline in year-end managed loans, and double-digit growth in year-end deposits.

The company expects low to mid-single digit revenue growth. If revenue margins remain at or near second quarter levels, the company expects to be toward the lower end of this range for full year 2008.

The company expects its efficiency ratio for full year 2008 to be in the mid 40 percent range or lower, with the quarterly efficiency ratio drifting up modestly in the second half of the year. Revenue trends will be the biggest driver of efficiency ratio. The company expects 2008 operating expenses to be at least $200.0 million below their 2007 level.

The company expects to continue its quarterly dividend of 0.375 cents per share, while maintaining its Tangible Common Equity ratio at or above its 5.5 to 6.0 percent target range through 2008.

The company expects continuing weakness in the U.S. economy.

The company expects the charge-off rate for its U.S. Card line of business to be in the low 6 percent range for the third quarter of 2008, rising to around 7 percent in the fourth quarter.

In addition to affirming the 2008 outlook summarized above, the company currently expects to build its allowance for loan losses by approximately $200.0 million in the third quarter, consistent with the company’s expectation of continuing weakness in the U.S. economy, as observed in recent trends in economic indicators, including home prices and the unemployment rate. This expected allowance build would result in an allowance for loan losses as of September 30, 2008 that would have the capacity to absorb the equivalent of approximately $7.2 billion in managed losses over the next 12 months, through the end of the third quarter of 2009.

Forward looking statements

The company cautions that its current expectations in this release for 2008 revenue growth, loan and deposit growth, return on equity, the projected charge-off rate and revenue margin in the U.S. Card subsegment for 2008, estimated loss levels for the 12 months ending September 30, 2009 underlying the expected allowance build in the third quarter of 2008, credit performance and trends, operating efficiencies, operating expense reductions, and dividends, including future financial and operating results, and the company’s plans, objectives, expectations, and intentions, are forward-looking statements and actual results could differ materially from current expectations due to a number of factors, including: general economic conditions in the U.S., the UK, or the company’s local markets, including conditions affecting interest rates and consumer income and confidence, spending, and savings which may affect consumer bankruptcies, defaults, charge-offs and deposit activity; changes in the labor and employment market; changes in the credit environment; the company’s ability to execute on its strategic and operational plans; competition from providers of products and services that compete with the company’s businesses; increases or decreases in the company’s aggregate accounts and balances, or the growth rate or composition thereof; the risk that the benefits of the company’s cost savings initiative may not be fully realized; changes in the reputation of or expectations regarding the financial services industry or the company with respect to practices, products or financial condition; financial, legal, regulatory, tax or accounting changes or actions, including with respect to any litigation matter involving the company; and the success of the company’s marketing efforts in attracting or retaining customers. A discussion of these and other factors can be found in the company’s annual report and other reports filed with the Securities and Exchange Commission, including, but not limited to, the company’s report on Form 10-K for the fiscal year ended December 31, 2007 and report on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries collectively had $92.4 billion in deposits and $147.2 billion in managed loans outstanding as of June 30, 2008. Headquartered in McLean, VA, Capital One has 740 locations in New York, New Jersey, Connecticut, Texas, and Louisiana. It is a diversified financial services company whose principal subsidiaries, Capital One, N.A., Capital One Bank (USA), N. A., and Capital One Auto Finance, Inc., offer a broad spectrum of financial products and services to consumers, small businesses and commercial clients. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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